UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

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                                                            SEC FILE NUMBER
                                                               000-20757
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                          NOTIFICATION OF LATE FILING

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                                                              CUSIP NUMBER
                                                               894363-10-0
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           (Check One): |X| Form 10-K |_| Form 20-F |_| Form 11-K |_|
                            Form 10-Q |_| Form N-SAR

                    For Period Ended: December 31, 2000
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:____________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

 Not applicable
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PART I - REGISTRANT INFORMATION

Alford Refrigerated Warehouses, Inc.
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Full Name of Registrant

Not applicable
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Former Name if Applicable

318 Cadiz Street
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Address of Principal Executive Office (Street and Number)

Dallas, Texas 75207
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|            (a)      The reasons described in  reasonable detail  in Part III
                        of  this  form   could   not   be   eliminated   without
                        unreasonable effort or expense;

|X|            (b)      The   subject   annual   report,   semi-annual   report,
                        transition  report on Form 10-K, Form 20-F, 11-K or Form
                        N-SAR,  or portion  thereof,  will be filed on or before
                        the fifteenth  calendar day following the prescribed due
                        date;  or the  subject  quarterly  report of  transition
                        report on Form 10-W, or portion thereof will be filed on
                        or  before  the  fifth   calendar  day   following   the
                        prescribed due date; and

|_|            (c)      The accountant's statement  or other exhibit required by
                        Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within
the prescribed time period.                      (Attach Extra Sheets if Needed)

Due to an unusually heavy workload and travel schedule,  the Company's principal
shareholder  was  unable  to  timely  forward  all  information   necessary  for
completing the Company's 10-K to the Company's Chief Financial Officer.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Albert E. Percival III             (512)                 404-3512
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               (Name)                  (Area Code)          (Telephone Number)

(2)    Have all other periodic  reports required under Section 13
       or 15(d) of the Securities Exchange Act of 1934 or Section        |X| Yes
       30 of the  Investment  Company  Act  of  1940  during  the
       preceding 12  months or  for such shorter  period that the        |_| No
       registrant was required to file such report(s) been filed?
       If answer is no, identify report(s).

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(3)    Is it anticipated  that any  significant  change in results of operations from the corresponding  period for the last
       fiscal year will be reflected by the  earnings  statements        |_| Yes
       to be included in the subject report or portion  thereof?
       If so, attach an explanation of the anticipated change,           |X| No
       both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       Not applicable.

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                      Alford Refrigerated Warehouses, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

    Date     March 29, 2001       By  /s/ James C. Williams
                                      ------------------------------------------
                                      James C. Williams, Vice President, Chief
                                      Financial Officer, Secretary and Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

            Intentional misstatement or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.


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2.   One signed  original and four conformed  copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.
3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.
4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.
5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).